Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 30, 2012, is entered into between Organovo Holdings, Inc., a Nevada corporation (“Organovo Nevada”), and Organovo Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Organovo Nevada (“Organovo Delaware”).

RECITALS

WHEREAS, the Board of Directors of each of Organovo Nevada and Organovo Delaware deems it advisable, upon the terms and subject to the conditions herein stated, that Organovo Nevada be merged with and into Organovo Delaware, with Organovo Delaware being the surviving entity (the “Reincorporation Merger”); and

WHEREAS, Organovo Nevada will submit this Agreement for approval by the holders of shares of common stock, par value $0.0001 per share, of Organovo Nevada (“Organovo Nevada Common Stock”);

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

ARTICLE I
THE REINCORPORATION MERGER; EFFECTIVE TIME

1.1           The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Organovo Nevada shall be merged with and into Organovo Delaware whereupon the separate existence of Organovo Nevada shall cease. Organovo Delaware shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in Section 253 of the Delaware General Corporation Law (the “DGCL”) and Title 7, Chapter 92A of the Nevada Revised Statutes (the “NRS”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Organovo Nevada, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Organovo Nevada, including, without limitation, all outstanding indebtedness of Organovo Nevada.

1.2           Effective Time. Provided that the condition set forth in Section 5.1 has been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, Organovo Nevada and Organovo Delaware shall cause Articles of Merger to be executed and filed with the Secretary of State of Nevada (the “Nevada Articles of Merger”), and a Certificate of Merger to be executed and filed with the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”).

1.3           Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Organovo Nevada such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in the Surviving Corporation the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Organovo Nevada, and otherwise to carry out the purposes and intent of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Organovo Nevada or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1           The Certificate of Incorporation. The Certificate of Incorporation of Organovo Delaware in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, unless and until amended in accordance with the provisions provided therein or applicable law.

2.2           The Bylaws. The Bylaws of Organovo Delaware in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III
OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1           Officers. The officers of Organovo Nevada at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2           Directors. The directors and the members of the various committees of the Board of Directors of Organovo Nevada at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV
EFFECT OF MERGER ON CAPITAL STOCK

4.1           Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of Organovo Nevada, Organovo Delaware or the shareholders of Organovo Nevada:

(a)           Each share of Organovo Nevada Common Stock (other than shares (“Dissenting Shares”) that are owned by shareholders exercising dissenters’ rights pursuant to the NRS (“Dissenting Shareholders”)), issued and outstanding immediately prior to the Effective Time shall be changed and converted automatically (without the surrender of stock certificates or any other action) into one fully-paid and non-assessable share of common stock, par value $0.001, of Organovo Delaware (“Organovo Delaware Common Stock”), with the same rights, powers and privileges as the shares so converted and all shares of Organovo Nevada Common Stock shall be cancelled and retired and shall cease to exist.   No fractional shares of Organovo Delaware Common Stock shall be issued in the Reincorporation Merger.  If the conversion would result in any fractional share, the Surviving Corporation shall, in lieu of issuing such fractional share, issue a whole share of Organovo Delaware Common Stock.

(b)           Each option, warrant, purchase right, unit or other security of Organovo Nevada issued and outstanding immediately prior to the Effective Time shall be (i) converted into and shall be an identical security of Organovo Delaware, and (ii) in the case of securities to acquire Organovo Nevada Common Stock, converted into the right to acquire the same number of shares of Organovo Delaware Common Stock as the number of shares of Organovo Nevada Common Stock that were acquirable pursuant to such option, warrant, purchase right, unit or other security.

(c)           At the Effective Time, the previously outstanding one (1) share of Organovo Delaware Common Stock registered in the name of Organovo Nevada shall be reacquired by Organovo Delaware and retired and shall resume the status of authorized and unissued Organovo Delaware Common Stock; no shares of Organovo Delaware Common Stock or other securities of Organovo Delaware shall be issued in respect thereof.

4.2           Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Organovo Nevada Common Stock (other than Dissenting Shares), or options, warrants, purchase rights, units or other securities of Organovo Nevada shall be deemed for all purposes to evidence ownership of and to represent the shares of Organovo Delaware Common Stock, or options, warrants, purchase rights, units or other securities of Organovo Delaware, as the case may be, into which the shares of Organovo Nevada Common Stock, or options, warrants, purchase rights, units or other securities of Organovo Nevada represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Organovo Delaware Common Stock or options, warrants, purchase rights, units or other securities of Organovo Delaware, as the case may be, evidenced by such outstanding certificate, as above provided.

4.3           Dissenters’ Rights. No Dissenting Shareholder shall be entitled to shares of Organovo Delaware Common Stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Reincorporation Merger under the NRS, and any Dissenting Shareholder shall be entitled to receive only the payment provided by the NRS with respect to Dissenting Shares owned by such Dissenting Shareholder. If any person or entity who otherwise would be deemed a Dissenting Shareholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of Organovo Delaware Common Stock pursuant to Section 4.1 hereof.

ARTICLE V
CONDITION

5.1           Condition to Each Party’s Obligation to Effect the Reincorporation Merger.  The respective obligation of each party hereto to effect the Reincorporation Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of Organovo Nevada Common Stock pursuant to the Articles of Incorporation of Organovo Nevada and the NRS.

ARTICLE VI
TERMINATION

6.1           Termination.  This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Organovo Nevada, if the Board of Directors of Organovo Nevada determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of Organovo Nevada and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either Organovo Nevada or Organovo Delaware, or any of their respective shareholders, directors or officers.

ARTICLE VII
MISCELLANEOUS AND GENERAL

7.1           Modification or Amendment.  Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the shareholders of Organovo Nevada shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the Certificate of Incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement it such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

7.2           Governing Law.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

7.3           Entire Agreement.  This Agreement constitutes the entire agreement and supercedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.4           No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.5           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.6           Headings.  The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

7.7           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ORGANOVO HOLDINGS, INC.,
a Nevada corporation

By:	/s/ Deborah Lovig
Name:	Deborah Lovig
Title:	President

ORGANOVO HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Deborah Lovig
Name:	Deborah Lovig
Title:	President